Exhibit 99.1
Comscore Announces Acquisition of Leading Social Media & Technology
Provider Shareablee
Integrated offering to create world's most complete view of consumer engagement and reach across digital platforms
RESTON, Va., December 17, 2021 – Comscore (NASDAQ: SCOR), a trusted partner for planning, transacting and evaluating media across platforms, today announced that it has acquired Shareablee, an industry-leading marketing analytics and measurement company in the social media space. With the acquisition, which closed on December 16, 2021, Comscore plans to expand its Media Metrix® and Video Metrix® currencies to include Shareablee's social media engagement and video insights, which will bridge the industry gap of traditional digital and social measurement services that exists today.
The combined audience insights of Comscore and Shareablee will give media companies, brands and advertisers an unmatched understanding of cross-platform consumer engagement and reach. Integration plans call for Comscore digital products to benefit from Shareablee data, allowing clients to broaden their digital footprint in products like Video Metrix® with advanced social video insights, and for Shareablee clients to have additional advantages with curated views of Comscore digital data embedded in their Shareablee dashboards. Comscore plans to retain the Shareablee team after closing, with key members of Shareablee management, including Tania Yuki, Greg Dale and Jonathan Lieberman, continuing in leadership roles.
Shareablee, a Meta for Media Measurement Partner, provides analytics and intelligence to many of the world's largest brands, publishers and agencies including Mondelez, GroupM, ESPN, NBCUniversal, and Vox Media. Shareablee has built a proprietary taxonomy of over twenty million publishers, advertisers and content creators in over seventy global markets that publish millions of videos, images and articles each day across the major social media platforms – delivering a vast array of performance-based insight that is a natural complement to Comscore's currency TV, CTV, OTT, movie and digital measurement solutions. Comscore and Shareablee have joint clients that will benefit from a true cross-platform view of their marketing reach and effectiveness.
"Comscore is committed to the future and helping customers have a comprehensive view of the consumer across platforms, while understanding the unique engagement on premium video. The future of measurement would not be complete without including the impressions delivered by the social media platforms," said Bill Livek, CEO and Executive Vice Chair, Comscore. "For marketers, this inclusion into our currencies will present great opportunity to maximize their outcomes on advertising investments. We see many opportunities to help our clients grow their viewing audiences and maximize their impact using social platforms."
"At our core, we believe that content matters, and that data and insights can make storytelling more impactful. We are thrilled to join forces with Comscore and look forward to finding new ways to jointly drive innovation," said Tania Yuki, CEO and Founder of Shareablee. "Our large-scale social measurement capabilities provide critical insight into changing content consumption and consumer behaviors, particularly when it comes to shedding light on Gen Z, and fit perfectly alongside Comscore's comprehensive cross-platform intelligence. Bringing the resources and measurement sophistication of Comscore to our product development capabilities will be very exciting for the whole market."
About Comscore
Comscore (NASDAQ: SCOR) is a trusted partner for planning, transacting and evaluating media across platforms. With a data footprint that combines digital, linear TV, over-the-top and theatrical viewership intelligence with advanced audience insights, Comscore allows media buyers and sellers to quantify their multiscreen behavior and make business decisions with confidence. A proven leader in measuring digital and TV audiences and advertising at scale, Comscore is the industry's emerging, third-party source for reliable and comprehensive cross-platform measurement.

About Shareablee
Shareablee is a leading strategic marketing intelligence platform for brands, content publishers and agencies looking to turn real-time data from the social media landscape into actionable insights for the business. Founded in 2013 by data scientist/entrepreneur Tania Yuki, Shareablee today counts many of the world's top brands as customers for its Data Explorer product suite. Shareablee's database tracks over 20 million brands, publishers and creators in over 70 countries, providing unprecedented scale and scope across all major social media platforms.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal and state securities laws, including, without limitation, our expectations, forecasts, plans and opinions regarding Comscore's acquisition of Shareablee and related integration plans; evolving industry trends; management retention; and the impact of the acquisition on product development and innovation, client relationships, business prospects and future growth. These statements involve risks and uncertainties that could cause actual events to differ materially from expectations, including, but not limited to, changes in our integration plans and product roadmap; degradation of employee, customer, partner and vendor relationships; external market conditions and competition; evolving privacy and regulatory standards; the continuing impact of the Covid-19 pandemic and related government mandates; and our ability to achieve our expected strategic, financial and operational plans. For additional discussion of risk factors, please refer to our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other filings that we make from time to time with the U.S. Securities and Exchange Commission (the "SEC"), which are available on the SEC's website (www.sec.gov).
Investors are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. We do not intend or undertake, and expressly disclaim, any duty or obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.
Press
Neil Ripley
Comscore, Inc.
646-746-0579
press@comscore.com